Free Writing Prospectus Filed Pursuant to Rule 433
Registration No. 333-190038 May 31, 2016

For immediate release	Press Contacts:

OppenheimerFunds Meredith Richard +1 212 323 4275 mrichard@ofiglobal.com	Barclays Andrew Smith +1 212 412 7521 andrew.x.smith@barclays.com

Barclays and OFI Global Asset Management to Redeem the Barclays OFI SteelPath Midstream MLP ETN

(Ticker: OSMS)

New York, May 31, 2016 – Barclays Bank PLC (“Barclays”) and OFI Global Asset Management announced today that Barclays will redeem the Barclays OFI SteelPath Midstream MLP Exchange Traded Note (ticker: OSMS) (the “ETNs”).

As described in the prospectus and related pricing supplement for the ETNs (together, the “prospectus”), Barclays, as issuer of the ETNs, may redeem the ETNs at its sole discretion on any trading day on or after the inception date until maturity. Details of the early redemption are below:

The redemption date of the ETNs will be June 22, 2016. Holders of the ETNs on the redemption date will receive a cash payment per ETN equal to the closing indicative value on June 9, 2016, which is the first day of the issuer redemption measurement period.  This closing indicative value will reflect a closing volume-weighted average price (VWAP) level of the underlying index calculated by reference to the arithmetic mean of the VWAP levels as of the close of trading on each of the five index business days from and including such valuation date in the issuer redemption measurement period.  The redemption

Barclays is a transatlantic consumer, corporate and investment bank offering products and services across personal, corporate and investment banking, credit cards and wealth management, with a strong presence in our two home markets of the UK and the US. With over 325 years of history and expertise in banking, Barclays operates in over 40 countries and employs approximately 130,000 people. Barclays moves, lends, invests and protects money for customers and clients worldwide. For further information about Barclays, please visit our website home.barclays

For immediate release	Press Contacts:

OppenheimerFunds Meredith Richard +1 212 323 4275 mrichard@ofiglobal.com	Barclays Andrew Smith +1 212 412 7521 andrew.x.smith@barclays.com date of the ETNs specified above is the fifth business day after the last day of the issuer redemption measurement period. Please refer to the prospectus relating to the ETNs for more details on how the closing indicative value is calculated for an issuer redemption of the ETNs.

For more information regarding the issuer redemption, including how the redemption value is determined, see the prospectus relating to the ETNs under the headings “Specific Terms of the ETNs—Payment Upon Holder Redemption and Issuer Redemption” and “Specific Terms of the ETNs—Early Redemption Procedures”. The prospectus relating to the ETNs can be found on EDGAR, the SEC’s website, at: www.sec.gov. The prospectus is also available on the product website at https://barxis.barcap.com/US/24/en/home.app

For further information, please contact the Barclays ETN desk at 1-212-528-7990.

About OFI Global Asset Management

OppenheimerFunds, a leader in global asset management, is dedicated to providing solutions for its partners and end investors. OppenheimerFunds, including its subsidiaries, manages more than $214 billion in assets for over 13 million shareholder accounts, including sub-accounts, as of March 31, 2016.

Founded in 1959, OppenheimerFunds is a high conviction asset manager with a history of providing innovative strategies to its investors. The firm’s 16 investment management teams specialize in equity,

Barclays is a transatlantic consumer, corporate and investment bank offering products and services across personal, corporate and investment banking, credit cards and wealth management, with a strong presence in our two home markets of the UK and the US. With over 325 years of history and expertise in banking, Barclays operates in over 40 countries and employs approximately 130,000 people. Barclays moves, lends, invests and protects money for customers and clients worldwide. For further information about Barclays, please visit our website home.barclays

For immediate release	Press Contacts:

OppenheimerFunds Meredith Richard +1 212 323 4275 mrichard@ofiglobal.com	Barclays Andrew Smith +1 212 412 7521 andrew.x.smith@barclays.com fixed-income, alternative, multi-asset, and factor-weighted-ETF strategies. OppenheimerFunds and its subsidiaries offer a broad array of products and services to clients, who range from endowments and sovereigns to financial advisors and individual investors. OppenheimerFunds and certain of its subsidiaries provide advisory services to the Oppenheimer family of funds, and OFI Global Asset Management offers solutions to institutions. For more information, visit oppenheimerfunds.com.

Selected Risk Considerations

An investment in any ETNs linked to the Barclays OFI SteelPath Midstream MLP Index (the “ETNs”) involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement and pricing supplement.

You May Lose Some or All of Your Principal: The ETNs are exposed to any decrease in the Volume Weighted Average Price (“VWAP”) level between the inception date and the applicable valuation date. Additionally, if the VWAP level is insufficient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity or upon redemption, even if the VWAP value has increased. Because the ETNs are subject to an investor fee and any other applicable costs, the return on the ETNs will always be lower than the total return on a direct investment in the index components. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection.

Credit of Barclays Bank PLC: The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC,

Barclays is a transatlantic consumer, corporate and investment bank offering products and services across personal, corporate and investment banking, credit cards and wealth management, with a strong presence in our two home markets of the UK and the US. With over 325 years of history and expertise in banking, Barclays operates in over 40 countries and employs approximately 130,000 people. Barclays moves, lends, invests and protects money for customers and clients worldwide. For further information about Barclays, please visit our website home.barclays

For immediate release	Press Contacts:

OppenheimerFunds Meredith Richard +1 212 323 4275 mrichard@ofiglobal.com	Barclays Andrew Smith +1 212 412 7521 andrew.x.smith@barclays.com and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the market value, if any, of the ETNs prior to maturity or redemption. In addition, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs.

Issuer Redemption: Barclays Bank PLC will have the right to redeem or “call” the ETNs (in whole but not in part) at its sole discretion and without your consent on any trading day on or after the inception date until and including maturity.

The Payment on the ETNs is Linked to the VWAP Level, Not to the Closing Level of the Index and Not to the Published Intraday Indicative Value of the ETNs. Your payment at maturity or upon early redemption is linked to the performance of the VWAP level, as compared to the initial VWAP level. Although the VWAP level is intended to track the performance of the Index, the calculation of the VWAP level is different from the calculation of the official closing level of the Index. Therefore, the payment at maturity or early redemption of your ETNs, may be different from the payment you would receive if such payment were determined by reference to the official closing level of the Index.

No Guaranteed Coupon Payments: You are not guaranteed to receive coupon payments on the ETNs. You will receive a coupon payment on a coupon payment date only to the extent that the accrued

Barclays is a transatlantic consumer, corporate and investment bank offering products and services across personal, corporate and investment banking, credit cards and wealth management, with a strong presence in our two home markets of the UK and the US. With over 325 years of history and expertise in banking, Barclays operates in over 40 countries and employs approximately 130,000 people. Barclays moves, lends, invests and protects money for customers and clients worldwide. For further information about Barclays, please visit our website home.barclays

For immediate release	Press Contacts:

OppenheimerFunds Meredith Richard +1 212 323 4275 mrichard@ofiglobal.com	Barclays Andrew Smith +1 212 412 7521 andrew.x.smith@barclays.com dividend exceeds the accrued investor fee on the relevant coupon valuation date. The amount of the accrued dividend on any coupon valuation date depends in part on the aggregate cash value of distributions that a reference holder would have been entitled to receive in respect of the index constituents prior to the relevant coupon valuation date.

Market and Volatility Risk: The return on the ETNs is linked to the performance of the VWAP level of the Index which, in turn, is linked to the performance of the master limited partnerships and other securities that are included as index constituents at any time. The prices of the index constituents may change unpredictably and, as a result, affect the level of the Index and the value of your ETNs in unforeseeable ways.

Concentration Risk: The index constituents are companies in the Midstream – Oil & Gas and Liquid Petroleum and Natural Gas Shippers categories, as determined by the Bloomberg Industry Classification System® (“BCIS”). In addition, many of the Index Constituents are smaller, non-diversified businesses that are exposed to the risks associated with such businesses, including the lack of capital funding to sustain or grow businesses and potential competition from larger, better financed and more diversified businesses. The ETNs are susceptible to general market fluctuations in the energy infrastructure and midstream energy business MLP market and to volatile increases and decreases in value, as market confidence in, and perceptions regarding the index constituents change. Your investment may therefore carry risks similar to a concentrated securities investment in one industry or sector.

Barclays is a transatlantic consumer, corporate and investment bank offering products and services across personal, corporate and investment banking, credit cards and wealth management, with a strong presence in our two home markets of the UK and the US. With over 325 years of history and expertise in banking, Barclays operates in over 40 countries and employs approximately 130,000 people. Barclays moves, lends, invests and protects money for customers and clients worldwide. For further information about Barclays, please visit our website home.barclays

For immediate release	Press Contacts:

OppenheimerFunds Meredith Richard +1 212 323 4275 mrichard@ofiglobal.com	Barclays Andrew Smith +1 212 412 7521 andrew.x.smith@barclays.com

A Trading Market for the ETNs May Not Develop: Although the ETNs are listed on NYSE Arca, a trading market for the ETNs may not develop and the liquidity of the ETNs may be limited, as we are not required to maintain any listing of the ETNs.

Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions: You must redeem at least 50,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the pricing supplement.

Tax Treatment: Significant aspects of the tax treatment of the ETNs may be less favorable than a direct investment in MLPs and are uncertain. You should consult your own tax advisor about your own tax situation.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents

Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the

Barclays is a transatlantic consumer, corporate and investment bank offering products and services across personal, corporate and investment banking, credit cards and wealth management, with a strong presence in our two home markets of the UK and the US. With over 325 years of history and expertise in banking, Barclays operates in over 40 countries and employs approximately 130,000 people. Barclays moves, lends, invests and protects money for customers and clients worldwide. For further information about Barclays, please visit our website home.barclays

For immediate release	Press Contacts:

OppenheimerFunds Meredith Richard +1 212 323 4275 mrichard@ofiglobal.com	Barclays Andrew Smith +1 212 412 7521 andrew.x.smith@barclays.com prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering.

For further information, please contact the Barclays ETN desk at 1-212-528-7990.

OppenheimerFunds Distributor, Inc. (“OFDI”), doing business as OFI Global Asset Management, assists in the promotion of the Barclays OFI SteelPath MLP ETNs. OFDI is not affiliated with Barclays Capital Inc. or Barclays Bank PLC.

The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs.

“OFI SteelPath”, “OFI Global Asset Management”, the Four Hands Design Mark (#86085815), and the OFI Global Asset Management Design Mark (#86049459) are trademarks of OFI SteelPath, Inc. (the “Index Selection Agent”) or its licensors, and have been licensed for use by Barclays Bank PLC in connection with the Barclays OFI SteelPath Midstream MLP Index. “Barclays” is a trademark of Barclays Bank PLC. Barclays Capital Inc. (the “Index Sponsor”) and the Index Selection Agent do not guarantee the accuracy and/or completeness of the Index, any data included therein, or any data from which it is based, and neither the Index Sponsor nor the Index Selection

Agent shall have any liability for any errors, omissions, or interruptions therein. The Index Sponsor and the

Barclays is a transatlantic consumer, corporate and investment bank offering products and services across personal, corporate and investment banking, credit cards and wealth management, with a strong presence in our two home markets of the UK and the US. With over 325 years of history and expertise in banking, Barclays operates in over 40 countries and employs approximately 130,000 people. Barclays moves, lends, invests and protects money for customers and clients worldwide. For further information about Barclays, please visit our website home.barclays

For immediate release	Press Contacts:

OppenheimerFunds Meredith Richard +1 212 323 4275 mrichard@ofiglobal.com	Barclays Andrew Smith +1 212 412 7521 andrew.x.smith@barclays.com

Index Selection Agent do not make any representation or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability of the Index to track general market performance.

©2016 Barclays Bank PLC. All rights reserved. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners.

NOT FDIC INSURED NO BANK GUARANTEE MAY LOSE VALUE

Barclays is a transatlantic consumer, corporate and investment bank offering products and services across personal, corporate and investment banking, credit cards and wealth management, with a strong presence in our two home markets of the UK and the US. With over 325 years of history and expertise in banking, Barclays operates in over 40 countries and employs approximately 130,000 people. Barclays moves, lends, invests and protects money for customers and clients worldwide. For further information about Barclays, please visit our website home.barclays